Exhibit 99

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland Humana Corporate Communications (502) 580-3674 e-mail: Tnoland@humana.com

Humana Revises Earnings Guidance

LOUISVILLE, KY (March 12, 2008) – Humana Inc. (NYSE: HUM) today announced that the company has revised its guidance for diluted earnings per common share (EPS) for the first quarter of 2008 (1Q08) and for the year ending December 31, 2008 (FY08). The revised guidance is the result of updated projections for the company’s FY08 stand-alone PDP financial performance. The company’s Medicare Advantage, Commercial and Military services businesses are not affected by this revision in earnings guidance.

Humana now anticipates EPS for 1Q08 in the range of $0.44 to $0.46 versus its previous guidance of $0.80 to $0.85 with EPS for FY08 now projected to be in the range of $4.00 to $4.25 compared to previous guidance of $5.35 to $5.55.

The company’s revised projections for its stand-alone PDPs’ financial performance are based upon analysis of pharmacy claims through February 2008. Higher-than-anticipated claims volumes for the stand-alone PDPs year to date are reflective of a combination of factors including:

•	Enhanced Plan actuarial assumptions versus experience,

•	Enhanced Plan new member experience, and

•	Standard Plan member mix.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 8:30 a.m. Eastern time today to discuss this press release and the company’s revised expectations for 2008 earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains statements that are forward-looking. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 11.5 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 47-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases;

•	Replay of most recent earnings release conference calls;

•	Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of March 12, 2008

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2008	Comments

Diluted earnings per common share	Full year 2008: $4.00 to $4.25 (was $5.35 to $5.55) First quarter 2008: $0.44 to $0.46 (was $0.80 to $0.85)	Revised guidance Revised guidance

Revenues

Consolidated revenues: $28 billion to $30 billion

Premiums and ASO fees:

Medicare Advantage: $13 billion to $14 billion;

Medicare stand-alone PDPs: Approximately $3.4 billion;

Military services: $3.2 billion to $3.4 billion;

Commercial Segment: $7.2 billion to $7.7 billion

Consolidated investment income: $350 million to $370 million

Consolidated other revenue: $200 million to $250 million

Ending medical membership (fully-insured and ASO combined)

Medicare Advantage: Up 200,000 to 250,000 from prior year

Medicare stand-alone PDPs: 3.15 million to 3.20 million

Military services: No material change from prior year

Medicaid: No material change from prior year

Commercial: Up approximately 65,000 to 95,000 from prior year

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2008	Comments
Benefit expenses

Medicare products: benefits ratio in the range of 85% to 86% (was 83% to 84%);

Commercial fully-insured groups:

Same-store net benefit expense trends and premium yields of 6% to 7% (3.5% to 4.5% including the impact of changes in the company’s business mix)

Revised guidance Medicare Advantage and stand-alone PDP combined

Secular Commercial benefit expense trend components as follows: inpatient hospital utilization – flat to 1 percent; inpatient and outpatient hospital rates – mid to upper single digits; outpatient hospital utilization – low to mid single digits; physician – mid single digits; and pharmacy – mid to upper single digits.

Secular trends exclude the impact of benefit buy-downs

Selling, general & administrative expense ratio	13.5% to 14%	SG&A expenses as a percent of premiums, administrative costs, and other revenue

Depreciation & amortization	$230 million to $240 million

Interest expense	$75 million to $80 million

Government Segment line-of-business operating margins	Medicare products: approximately 3% (was 5%) Military services: 2.5% to 3.5%	Revised guidance Medicare Advantage and stand-alone PDP combined

Commercial Segment pretax earnings	$280 million to $300 million

Cash flows from operations	$1.2 billion to $1.5 billion (was $1.5 billion to $1.8 billion)	Revised guidance

Capital expenditures	Approximately $275 million

Effective tax rate	35.5% to 36%

Shares used in computing full-year EPS	Approximately 173 million

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